Exhibit 99.2
Qumu Corporation
Fourth Quarter 2020
Earnings Conference Call
March 4, 2021

Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Qumu fourth quarter 2020 earnings conference call. At this time, all participant lines are in listen-only mode. After the speaker presentation, there will be a question-and-answer session. To ask a question during the session, you will need to press *1 on your telephone. If you require any further assistance, please press *0.

I would now like to introduce your host, Qumu’s Chief Financial Officer, Mr. Dave Ristow.

Sir, you may begin.

Dave Ristow – CFO
Thank you, operator, and good afternoon, everyone.

After the market close today, Qumu issued a press release announcing its financial results for the fourth quarter and full year ended December 31, 2020, a copy of which is available on the Investor Relations section of the company’s website. Our financial results are consistent with the preliminary fourth quarter and 2020 financial results we issued on January 25, 2021.

During today’s call, we will make certain statements with respect to the Company’s expected financial results, the impact of COVID-19 on the use and adoption of video in the enterprise, the Company’s go-to-market strategy, and efforts designed to increase the company’s traction and penetration with customers. These statements are forward-looking and involve a number of risks and uncertainties that could cause actual results to differ materially. Please note these forward-looking statements reflect management’s opinions only as of the date of this call, and the Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Please refer to Qumu’s SEC filings, specifically its Form 10-K and 10-Q and financial results press release, for a more detailed description of risk factors that may affect the Company’s results. During the call today, management will discuss adjusted EBITDA, a non-GAAP financial measure. In the Company’s press release and filings with the SEC, both of which are posted on the Company’s website, you will find additional disclosures regarding this non-GAAP measure, including a reconciliation of this measure with its comparable GAAP measure. Non-GAAP financial measures are not intended to be considered in isolation from, a substitute for, or superior to GAAP results. The Company encourages you to consider all measures when analyzing its performance.

I would like to remind everyone that this call is being recorded and will be made available for replay via a link available in the investor relations section of Qumu’s website.

For those of you are not already aware, the Company released a fully redesigned investor relations website late last year, making it easier to stay informed about all investor relations activities and news events at Qumu. Among the new features of the website is an upgraded email notification system that provides subscribers with real-time press release and SEC filing notifications. If you’re interested in following our progress in a more user-friendly manner, I encourage you to go to our website at ir.qumu.com to sign up for alerts. You will have the option to receive press releases as well as annual and quarterly reports, insider transactions, and proxy information.

On the call with me today is our President and CEO, TJ Kennedy. After I review the financial results for the fourth quarter and full year, TJ will discuss our operational progress within the context of our strategic roadmap. Afterwards, he will provide some color around our business and financial outlook for 2021.

At a high level, our financial performance for the quarter and full year of 2020 reflects our ability to successfully grow subscription annual recurring revenue, or ARR and recurring revenue, both key tenets of our long-term strategic roadmap. More specifically, we grew high-margin subscription ARR 29% to a record $11.6 million in 2020, which has established a solid foundation for predictable growth in the years ahead.

Now, let’s look at the results in more detail…

Revenue for the fourth quarter of 2020 was $6.9 million compared to $6.2 million in Q4 of last year. The increase in revenue was primarily due to higher subscription, maintenance, and support revenue as well as higher subscription bookings.

For the full year 2020, revenue increased 15% to $29.1 million from $25.4 million in the same period last year. The increase in revenue was primarily due to a large customer order received at the end of the first quarter of 2020.

During the fourth quarter we added nine (9) new cloud customers, one (1) on-premise customer and converted one (1) enterprise customer to Cloud. For the full year 2020, we have secured 33 new customers and deployments. In comparison, we secured 20 new customers and deployments for all of 2019, a 65% increase year-over-year.

Subscription, maintenance, and support revenue for the fourth quarter of 2020 increased 23% to $5.4 million from $4.4 million in Q4 last year. The 23% increase was driven by new cloud and term deals signed in 2020 and minimal cloud usage overage fees. Cloud usage continues to grow with significant increases being driven by new use cases and enterprises driving their daily operations through the efficient use of video.

For the full year 2020, subscription, maintenance and support revenue increased 7% to $19.6 million from $18.2 million for the full year 2019. The 2020 increase was partially offset by the recognition of large term license renewals in 2019 that were absent in the comparable period of 2020.

At quarter end, our SaaS Gross Renewal Rate, or GRR, was 94% compared to 90% at end of Q4 2019. Our Net Renewal Rate, or NRR, was 128% compared to 115% at end of Q4 2019. And, lastly, our Dollar Value Retention was 103% compared to 90% at end of Q4 2019.

Deferred revenue at quarter end was $16.4 million, up 3% from the prior quarter and up 42% from Q4 last year.

Looking at our margins…

Gross margin for Q4 2020 was 75.7%, up from 68.8% in Q4 of last year. The increase was primarily due to a favorable sales mix and an increase in higher-margin SaaS revenue.

For the full year 2020, gross margin was 71.3% compared to 72.2% for the full year 2019. The slight decrease was primarily due to a higher mix of appliance revenue in 2020, which generally carries lower margins.

Turning to our profitability metrics…
Net loss for the fourth quarter of 2020 was $(4.0) million, or $(0.29) loss per basic and diluted share. This compares to $(1.7) million loss, or $(0.14) loss per basic share and $(0.17) loss per diluted share, in Q4 of last year. Net loss for the fourth quarter of 2020 was negatively impacted by $1.1 million in non-cash expense associated with an increase in the warrant liability fair value primarily due to the company’s higher stock price in the fourth quarter 2020. The company incurred approximately $917,000 in non-cash office lease charges related to the enactment of our remote work policy and surrender of three office spaces, as well as expenses associated with the initial implementation of our long-term strategic roadmap, and higher commissions.

For the full year 2020, net loss was $(9.2) million, or $(0.68) loss per basic share and $(0.70) loss per diluted share, compared to a net loss of $(6.4) million, or $(0.62) loss per basic share and $(0.63) loss per diluted share, for the full year 2019. Net loss for 2020 was favorably impacted by higher gross profit driven by higher revenue in 2020 and lower interest expense given our repayment of our term loan in the fourth quarter 2019. These favorable impacts were offset in 2020 by the items previously noted and $664,000 in severance charges, $1.8 million in resulting from the unfavorable impact from changes in the warrant liability fair value, and $1.6 million in transaction expense associated with our now terminated merger with Synacor.

Adjusted EBITDA loss, a non-GAAP metric, for the fourth quarter of 2020 totaled $(1.1) million, compared to a loss of $(1.2) million in Q4 last year.

For the full year 2020, adjusted EBITDA loss totaled $(2.3) million. This was an improvement from a loss of $(2.9) million for the full year 2019.

At quarter end, we had a healthy liquidity position with $11.9 million in cash and cash equivalents, which was up $500,000 from $11.4 million at September 30, 2020. On January 29th of this year, we solidified our balance sheet by issuing 3.7 million shares and raising approximately $23.1 million in an underwritten public offering. Including the net proceeds from the offering, cash and cash equivalents totaled $32.6 million as of January 31, 2021. Earlier in January, we also closed a $10 million revolving credit facility with Wells Fargo and borrowed $1.8 million to repay the face amount of the note payable to ESW Holdings. Also occurring in January, Hale Capital exercised 75,703 warrants of its total 314,286 warrants having an exercise price of $2.80 per share.

Switching gears to our outlook…

As we’ve talked about on prior calls, Qumu provides revenue guidance based on current market conditions and expectations, including the unknown financial impact that COVID-19 will have on economies and enterprises around the world. Based on our Q4 financial results and pipeline of business, we expect at least 20% revenue growth, or total revenue of approximately $35 million in 2021. As we continue to expand our SaaS salesforce and marketing efforts, our operating expenses will increase significantly in the first half of 2021 as compared to the first half of 2020, and we expect our revenue growth rate to accelerate significantly in the second half of 2021 as compared to the first half of 2021.

For a more detailed analysis of our financial results, please refer to today’s earnings release as well as our 10-K, which we plan to file by March 9.

This completes the financial summary. I’ll now turn the call over to TJ to discuss our operational progress and more on our outlook.

TJ Kennedy – President and CEO
Thanks, Dave, and good afternoon. It’s a pleasure to have this opportunity to speak with you today.

As you just heard in so many words from our financial performance, 2020 was a big year for us. In what was a transformative period for our business and the rest of the world, we finished the year strong, and are positioning Qumu in 2021 to achieve our long-term growth goals. Due to COVID-19 and the new, global work-from-home reality, 2020 was the year that mainstreamed the use of video for businesses of all sizes. A recent Gartner survey revealed that 82% of company leaders plan to allow employees to work remotely some of the time and nearly half (47%) said they plan to allow employees to work remotely fulltime going forward. The massive increase in the number of virtual meetings brought on by the change to the way we now “work” necessitated initially by the pandemic forced enterprises of all sizes to double down on implementing a broader use of video conferencing tools to replace the office conference room and allow hybrid and remote work. We believe that in 2021 this trend of permanently remote and hybrid work will continue, and the enterprise use of video will grow. With this newly captured video content, another dilemma was created, which is how to keep, track, store, and manage it effectively. How can the enterprise make the best use of video to save time and to add value for global customers and employees? Enterprises in 2021 need to secure, store, and leverage this content to better manage and grow their business. Video usage will become more sophisticated in 2021 and employees will leverage both synchronous and asynchronous video to be more efficient and effective in how they conduct their business. Qumu has been purpose-built to provide the global enterprise with secure, scalable, live and on demand video content. We are uniquely suited to extend this value now and into the future.

Qumu operates a business in the enterprise collaboration technology space, supporting organizations that believe remote work, travel minimization and virtualized events are both sustainable and the new normal. We help organizations of all sizes maintain business continuity as they implement work-at-home policies, restrict travel, and virtualize events. And we also extend the functionality of tools like Zoom, WebEx, and Microsoft Teams and Stream by adding massive scale, enterprise-grade security, comprehensive video asset management and self-service broadcasting. Our technology is leveraged by organizations for live and on demand video use cases, including executive webcasting, product launches, customer training, wellness communications and employee onboarding. Enterprises can manage content in portals or channels to target communications for specific audiences.

At our core, we believe it is important for Qumu to be one of the first companies in our space to acknowledge this fundamental change in the workplace dynamic and leverage the technology we provide to make it happen. In December, we announced virtualization of the entire Qumu workforce, eliminating dedicated office space as part of our work transformation initiative, which we call our ‘Work from Wherever, Forever’ policy. As part of this effort, we entered flexible shared workspace arrangements in London and Minneapolis, and finalized our shared office workspace arrangement in Hyderabad, India. We also expanded our company-wide home office program to optimize employee effectiveness for the benefit of all Qumu employees and our global customer base.

This kind of change requires rethinking what is needed for employee success, including providing the necessary connection points with processes and technologies. This means leveraging best-in-class SaaS tools for collaboration, infrastructure, and operations, such as our cloud video platform, which enables our employees to use video in all the ways that we work. We changed the way we work to include not just live video but the regular daily use of asynchronous video on demand. Asynchronous video will allow enterprises to communicate more in different time zones around the world and move faster.

We are providing all full-time employees with a work-at-home stipend and have implemented local team meetups and social gatherings when permitted based on local public health considerations and guidelines. We’ve also implemented new employee feedback and visibility tools to enhance collaboration and allow remote teams to share real-time progress on major projects. Qumu has created a culture that is truly boundaryless and our employees are thriving and helping Qumu scale.

In parallel, we also began executing on our strategic plan to significantly expand our revenue generating team across both the Americas and Europe. Executing on our strategic roadmap and achieving our aggressive growth plans demand that we have the freedom to quickly bring on world-class talent from a global resource pool. Our ‘Work from Wherever, Forever’ policy has given us the flexibility to hire the best people, unconstrained by geography or relocation obstacles, and at the same time, facilitate greater employee diversity and inclusion. Offering flexible working arrangements are now a significant differentiator when competing for high-end talent, and we’re excited about the possibilities on the recruiting front. We have been impressed by how important this proactive approach and flexibility has been in getting top end talented resources to join the Qumu team.

As part of this change, we have now brought on board our new Chief Revenue Officer, Lauren Goldstein. Lauren comes to Qumu straight from being a high growth CRO and sales thought leader who knows how to grow teams that will build more success with closing deals and building revenue. Her experience with building world class channels will also be put to very good use at Qumu.

Lauren Goldstein is a growth leader with 25 years of experience scaling organizations and delivering success to some of the world’s most respected and innovative companies, including Adobe, Airbnb, Alteryx, American Express, GE, Google, HP, IBM, JP Morgan Chase, LinkedIn, Microsoft, Salesforce and Tableau. In her role as Chief Revenue Officer at ANNUITAS, a demand marketing and business growth services firm, Lauren helped transform enterprise organizations through strategic sales and marketing programs that build stronger brands, better customer experiences and more sustainable revenue growth. She also brings two decades of experience building out partner sales channels with enterprise-class marketing technology organizations like Adobe and Oracle.

We also believe a ‘Work from Wherever, Forever’ policy is the socially responsible thing to do—for our employees and their health, for the wellbeing of the planet, and for our outside stakeholders and their investments in our future. One of our primary objectives is to set a great example for other organizations when it comes to remote work. I am incredibly proud to say that we’ve achieved our objective.

Our remote work policy underscores Qumu’s foundation of values and our focus on Environmental, Societal and Governance programs, or ESG. Our ESG framework is built on best practices that guide our decision-making on a daily basis. As part of this, we have established a Diversity, Equality and Inclusion committee that is led by our Chief Commercial Officer and Chief Counsel Jason Karp. We are incredibly proud of the initiatives we have in place in these areas, which we think bodes well for all our stakeholders as we continue to grow.

From this point, I’d like to spend the rest of my prepared remarks in review of our strategic roadmap execution, the goal of which is to position Qumu as a more focused, cloud-first organization driving improved, high-margin recurring revenues. As Dave previously mentioned, the proceeds from the successful offering and working capital facility we completed in January have provided the resources to accelerate the key initiatives within our long-term strategic roadmap and keep us well capitalized for other high-value opportunities.

Now, let’s talk about some of these opportunities and related strategic initiatives. We have three key areas of strategic focus in our business today—all three are focused on providing increasing value to our customers and prospects, which will ultimately drive long-term profitable growth for Qumu. These focal strategies include, the prioritization and elevation of our SaaS offering, the extension of our addressable market, and the evolution of our go-to-market motion.

Prioritizing and elevating Qumu in the cloud–starting with our first major initiative, which is prioritizing and elevating Qumu. A key driver of our strong financial performance in Q4 and 2020 was the record cloud video usage on our platform, which exceeded 32 million monthly viewers during Q4. This jump represents a more than 880% increase in platform usage from Q4 2019.

Qumu is obsessed with helping our global customers use video to power remote collaboration and engage more effectively with employees, customers, and partners. As Dave mentioned, during Q4 we added eight [sic] new cloud customers and converted one large enterprise customer to our Cloud platform. For the year, we had five on premise to cloud conversions, demonstrating our success expanding our cloud and hybrid customer base. It’s important to note that Cloud conversions will add to ARR for total bookings, but revenue will be split between subscription and maintenance. As our business model continues to transform to SaaS, keep in mind that while we expect overall double digit revenue growth, the on-premises portion will plateau while the high-value and higher margin SaaS revenue stream accelerates. That crossover is happening now.

We have also focused our research and development on growing our cloud product line and investing in the growing cloud platform that continues to see more demand each quarter. We continue to add capability as well as integration to other cloud platforms that drive interoperability and ease of use for our customers.

Developing our partner ecosystem is a critical element in our SaaS strategy. The value we deliver to our customers will be extended through product, channel, and distribution partnerships as we move forward. We have leadership in place to help us establish and build strategic partnerships and a global alliance program. I am encouraged to report that we have already implemented a new partnership with Socialive, a video creation and live streaming platform for business. Socialive will help Qumu’s customers create more high-quality video across an entire enterprise. Partners like Socialive, who we entered into an agreement with last month, will drive even more engagement leveraging both synchronous and asynchronous video due to the ease of capture and creating video in concert with Qumu’s ability to securely distribute and manage all video that is being created. We will continue to identify partners to drive differentiated customer value in 2021.

Our team’s consistent and successful execution over the past few months on our strategic roadmap has created significant momentum heading into 2021. Looking forward, Qumu continues to benefit from the massive shift to remote work and the increasing need for large-scale streaming, video on demand, and video content management capabilities. As the reliable leader of cloud-based enterprise video technology for organizations of all sizes, we expect to play a leading role in the ongoing transformation for how organizations communicate.

Those that have followed our company for a while know Qumu has historically targeted very large Enterprise companies with 50,000 to 300,000+ employees. As part of our strategic plan, we are now making a concerted effort to expand into the mid-market with offerings for small and medium sized enterprises. These enterprises can range from 1,000 to 50,000 employees. We are making the Qumu brand more approachable to mid-market firms and are now implementing a new go-to-market approach to target small and medium sized enterprises as well as very large enterprises. We think the needs of these enterprises have grown, and the technology and economics make sense for this push in 2021.

While we are extending the value offered to the market through mid-market offerings, we will also maintain and grow our leadership position with the very large global enterprise. In Q4, we had a major win with Dow Chemical, one the world’s largest chemical producers with a presence in about 160 countries and 54,000 people worldwide. Our team secured a new contract with Dow Chemical for our cloud platform, Qumu EVaaSTM. Dow will be migrating to our cloud platform over the next couple of quarters.

We have also brought on new leadership in our marketing team that has a tremendous background in SaaS, and they are focused on a new account-based marketing strategy that will specifically target growing more large enterprise accounts. We believe these efforts are critical to grow new, large enterprise accounts based on our previous success, our use cases, and ability to truly solve key business problems for large businesses.

I’m encouraged to report that our sales and marketing restructuring is complete. Since December, we’ve been actively building our roster of global sales reps for the enterprise and mid-enterprise targets and have this week brought on a new Chief Revenue Officer, Lauren Goldstein. Lauren is a proven leader with expertise in aligning corporate processes and messages to the needs of the market and in creating focused, account-based new logo acquisition. Lauren’s team will be responsible for driving a significant increase in ARR this year. In addition to growing our sales organization, our strategic plan involves investing in our cloud business to take advantage of current market trends and customer needs. Our EVaaSTM platform was specifically designed with the smaller enterprises in mind, allowing users to quickly customize an annual cloud video subscription based on parameters such as storage and bandwidth needs, distribution requirements, authenticated user limits and more. These organizations appreciate that they can easily access and benefit from Qumu’s best-in-class platform for creating, managing, and delivering live and on demand video at scale.

Just like in sales, our marketing hiring is ramping as well, and we’ve made great strides expanding our resources, reach and leadership. To that end, we recently appointed Jen Dimas as our new Chief Marketing Officer. Jen leads our marketing efforts and strategic investments to accelerate momentum in the booming video marketplace. As a growth-focused CMO with 20-plus years driving B2B technology marketing performance for companies like Gigster, Egnyte, Plex Systems and Polycom, Jen brings exactly the talent and experience Qumu needs to execute our aggressive growth plan. Jen is building a high-performance team that will partner with Lauren Goldstein and our Chief Customer Success Officer Chad Sears to drive Qumu’s go-to-market growth.

Over the last several months, Chad has unified and harmonized our professional services, customer success, customer support, product management, and account management teams. We are developing strong leadership in each of these areas and are aggressively hiring to provide the support and value to our global customers have always counted on from Qumu as we continue to grow.

Success within this group and our laser focus on retention has enabled us so far to grow ARR at a double-digit rate and improve our SaaS customer retention rates, including 103% dollar value retention, 94% gross renewal rate, and 128% net renewal rate. All three metrics improved compared to the prior quarter, again demonstrating the mission-critical role that our solutions fill with our customers in more and more instances. Our healthy gross and net renewal rate increases combined with our growing high-margin subscription ARR, are setting the course for sustainable growth and high-margin, SaaS recurring revenues.

Customers continue to select Qumu because they require more than a simple, small-scale video conferencing or team collaboration solution to achieve true business continuity. Qumu enables businesses to grow and thrive in all ’work‘ environments. Qumu provides reliable enterprise grade infrastructure that supports an enterprise’s permanent shift to a new global work from anywhere environment. Our customers choose Qumu because we have a highly scalable platform, a robust enterprise video on demand capability, world-class professional services, and support, as well as market-leading security.

The major shift has positioned Qumu to deliver greater value for our existing customers – and to increase our footprint in a massive global market. Enterprises have just undergone a crash course in using video for most individual and team meetings. And many are ready to take it to the next level: asynchronous video on demand and streaming from anywhere, at higher quality and scale, while better managing large libraries of video content.

We believe that 2021 is the year that enterprises focus on implementing robust video content management, video on demand as well as the larger scale solutions as they transition to work from anywhere or a permanent hybrid approach.

These favorable market dynamics have us on track to achieve our financial and operational objectives in 2021. Our bolstered balance sheet has enabled us to lean into this opportunity with the right team, infrastructure and resources to meet this growing demand and capitalize on the massive opportunity, which we believe will occur for the next several years. We are confident that the investments we have made will accelerate the evolution of Qumu’s subscription business model and expansion into new market opportunities. Longer term, we believe our building momentum and the successful execution of our strategic roadmap will translate to improved, high-margin recurring revenues, sustainable adjusted EBITDA profitability and, ultimately, net income profitability.

That concludes our prepared remarks. We’ll now open it up to questions. Operator, please provide the appropriate instructions.

[Q&A session]

TJ Kennedy – President and CEO
Thanks, operator, and thank you everyone for joining our call this afternoon. We appreciate your continued support as we execute our growth plan and scale Qumu to the next level. I look forward to speaking with you again soon.

Forward-Looking Statements
This communication contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements.
Such forward-looking statements include, for example, statements about: the expected use and adoption of video in the enterprise, the impact of COVID-19 on the use and adoption of video in the enterprise, the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue, the demand for the Company’s products or software, or the success of go-to-market strategies or the other initiatives in the Company’s strategic roadmap. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, any subsequently filed Form 10-Q and Current Reports on Form 8-K and other filings with the Securities and Exchange Commission.